APOGEE REPORTS SIGNIFICANT FISCAL 2015 Q2 SALES, EARNINGS GROWTH

•	Revenues up 30 percent

•	Operating income up 66 percent

•	Backlog grew to $480 million, up 58 percent

•	FY15 EPS outlook increased to $1.62 to $1.72, including tax credit

MINNEAPOLIS, MN (September 16, 2014) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2015 second-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY15 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $231.9 million were up 30 percent.

•	Operating income of $15.5 million was up 66 percent.

•	Earnings per share were $0.57, including $0.22 from a tax credit.

◦	Adjusted EPS, excluding the tax credit, was $0.35, up 67 percent.

•	Backlog of $480.2 million was up 58 percent, or $176 million.

•	Cash and short-term investments were $25.0 million.

COMMENTARY
“In our second quarter, we had exceptional revenue, earnings and backlog growth as our architectural markets strengthen and we gain market share,” said Joseph F. Puishys, Apogee chief executive officer. “All three architectural segments experienced significant growth in revenues and earnings. I am pleased that our architectural business is starting to deliver on its potential, even as we overcome some higher costs to expand our workforce and capacity.

“Our backlog, which has grown to its highest level in six years, positions us well for the future - most of the work we are currently bidding and booking will be delivered in our fiscal 2016,” he said.

“To support this rapid - and I believe sustainable - growth, we are investing in reopening our architectural glass facility in Utah and expanding our architectural finishing capacity, both projects starting in the second half of the current fiscal year,” he said. “In addition, we are excited that our new architectural coater, a major investment that will provide new product capabilities and improved productivity, went live in August."

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY15 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $84.2 million were up 20 percent.

•	Operating income grew to $3.3 million, four times the prior-year period earnings of $0.8 million.

◦	Operating margin was 3.9 percent, compared to 1.1 percent.

•	As the U.S. tall-building sector strengthens, the architectural glass segment is benefitting from operating leverage on volume growth and improved pricing.

Architectural Services

•	Revenues of $59.4 million were up 41 percent on broad-based growth.

•	Operating income was $1.8 million, compared to a prior-year period loss of $0.8 million.

◦	Operating margin was 3.0 percent, compared to negative 1.9 percent.

•	Top and bottom-line growth resulted from strong project timing and cost flow, and operating income also benefitted from improved project margins.

Architectural Framing Systems

•	Revenues of $76.7 million were up 55 percent, with organic growth of 28 percent excluding the Canadian acquisition.

◦	The three U.S. businesses in the segment all had double-digit growth, with the window business delivering especially strong growth.

•	Operating income of $7.4 million was up 44 percent from $5.2 million.

◦	Operating margin was 9.7 percent, compared to 10.5 percent.

◦
Operating margin declined slightly as strong execution on increased volume in the window and finishing businesses was partly offset by the impact of higher aluminum costs and soft Canadian markets in the storefront businesses.

Large-Scale Optical Technologies

•	Revenues of $19.4 million were down 2 percent due to the timing of purchases by major retailers.

•	Operating income of $4.1 million was down 22 percent from $5.3 million.

◦	Operating margin was 21.4 percent, compared to 26.9 percent, due to a lower mix of higher-value added products.

Consolidated Backlog

•	Backlog was $480.2 million, up 25 percent from $385.1 million in the first quarter and up 58 percent from $304.2 million in the prior-year period.

◦	All four segments have seen sequential backlog growth this year.

◦	Approximately $285 million, or 59 percent, of the backlog is expected to be delivered in fiscal 2015, and approximately $195 million, or 41 percent, in fiscal 2016 and beyond.

Financial Condition

•	Debt was $21.5 million, compared to $20.8 million in the prior-year period. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Cash and short-term investments totaled $25.0 million, compared to $28.7 million at the end of fiscal 2014 and $73.7 million in the prior-year period.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

◦	In the first half of fiscal 2015, approximately 205,000 shares were repurchased at a cost of approximately $7 million.

◦	In fiscal 2014, two acquisitions were completed for approximately $54 million in cash.

•	Non-cash working capital was $98.8 million, compared to $77.3 million at the end of fiscal 2014 and $70.3 million in the prior-year period.

•	Capital expenditures year to date were $13.3 million, compared to $8.2 million in the prior-year period.

•	Depreciation and amortization year to date was $13.7 million.

•
Second-quarter results benefitted from an IRS 48C energy-efficiency investment tax credit of $6.4 million, or $0.22 per share, with startup and commercial production of coatings on the new architectural glass coater in August.

OUTLOOK
“Fiscal 2015 is shaping up to be an exceptional year for Apogee,” said Puishys. “We have raised our outlook for revenue growth to approximately 20 percent, from 15 to 20 percent, and our earnings per share range has been increased to $1.62 to $1.72 to reflect the $0.22 tax credit we earned in the second quarter.

“We are experiencing robust bidding and quoting activity, and significant backlog growth as we gain share. The strength we are seeing is mirrored in the metrics for our commercial construction market sectors,” he said. “The outlook for U.S. commercial construction markets, based on Apogee’s lag to McGraw-Hill forecasts for the segments we serve, has increased to approximately 10 percent growth this fiscal year. In addition, McGraw-Hill’s report on tall building activity has returned to the highest level since the first half of 2007, and the Architecture Billings Index has also reached its highest level since 2007.

“Regarding our large-scale optical segment, we are expecting that the third quarter will be seasonally strong with higher year-over-year comps, which should allow the segment to generate fiscal 2015 full-year results comparable to those in fiscal 2014,” Puishys said.

“We expect that capital spending for fiscal 2015 will be approximately $40 million, including for recently announced capacity expansions in architectural glass and architectural finishing,” he said. “We again expect to be free cash flow positive after this level of investments.” He added that the fiscal 2015 gross margin is anticipated to be 22 to 23 percent.

“We believe that our strategies to grow through new geographies, new products and new markets will put Apogee on a path to $1 billion in revenues by the end of fiscal 2016,” Puishys said. “At the same time, we believe we can achieve a 10 percent operating margin in this approximate timeframe, in part through our focus on productivity and operational improvements.”

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, September 17. To participate in the teleconference, call 1-877-546-5018 toll free or 857-244-7550 international, access code 34670247. The replay will be available from noon Central Time on September 17 through midnight Central Time on Wednesday, September 24 by calling 1-888-286-8010 toll free, access code 45238727. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

▪	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

▪	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

▪
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented adjusted EPS, backlog, free cash flow, non-cash working capital and organic growth. Adjusted EPS excludes the 48C tax credit recognized in the second quarter of fiscal 2015. Backlog is defined as the dollar amount of revenues Apogee expects to recognize in the future from firm contracts or orders received, as well as those that are in progress. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities. The organic growth rate is defined as growth excluding that from Alumicor, Apogee’s Canadian storefront business. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash, current assets and liabilities, and revenue growth without the extraordinary effect of recent acquisitions. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption, which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event for which the company is liable; (D) cost of compliance with environmental regulations; (E) potential impact on financial results if one or more senior executives were no longer active with the company; and (F) integration of two recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2014.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	August 30, 2014	August 31, 2014	Change	August 30, 2014	August 31, 2014	Change

Net sales	$231,945	$178,287	30%	$442,828	$357,598	24%
Cost of goods sold	182,624	139,752	31%	352,069	282,677	25%
Gross profit	49,321	38,535	28%	90,759	74,921	21%
Selling, general and administrative expenses	33,825	29,177	16%	67,446	59,449	13%
Operating income	15,496	9,358	66%	23,313	15,472	51%
Interest income	215	213	1%	463	387	20%
Interest expense	225	246	(9)%	417	745	(44)%
Other income (expense), net	195	(104)	N/M	1,477	(34)	N/M
Earnings before income taxes	15,681	9,221	70%	24,836	15,080	65%
Income tax (benefit) expense	(1,110)	3,100	N/M	1,944	4,800	(60)%
Net earnings	$16,791	$6,121	174%	$22,892	$10,280	123%

Earnings per share - basic	$0.59	$0.21	181%	$0.80	$0.36	122%
Average common shares outstanding	28,774,081	28,394,147	1%	28,775,773	28,417,402	1%
Earnings per share - diluted	$0.57	$0.21	171%	$0.78	$0.35	123%
Average common and common equivalent shares outstanding	29,305,991	29,210,505	—%	29,345,435	29,273,992	—%
Cash dividends per common share	$0.1000	$0.0900	11%	$0.2000	$0.1800	11%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	August 30, 2014	August 31, 2014	Change	August 30, 2014	August 31, 2014	Change
Sales
Architectural Glass	$84,236	$69,974	20%	$163,870	$144,777	13%
Architectural Services	59,352	42,177	41%	110,967	88,653	25%
Architectural Framing Systems	76,736	49,450	55%	140,958	93,896	50%
Large-scale Optical	19,363	19,745	(2)%	39,423	39,218	1%
Eliminations	(7,742)	(3,059)	(153)%	(12,390)	(8,946)	(38)%
Total	$231,945	$178,287	30%	$442,828	$357,598	24%
Operating income (loss)
Architectural Glass	$3,299	$770	328%	$6,099	$2,141	185%
Architectural Services	1,772	(787)	N/M	1,956	(1,752)	N/M
Architectural Framing Systems	7,446	5,180	44%	9,377	7,244	29%
Large-scale Optical	4,147	5,316	(22)%	8,111	10,014	(19)%
Corporate and other	(1,168)	(1,121)	(4)%	(2,230)	(2,175)	(3)%
Total	$15,496	$9,358	66%	$23,313	$15,472	51%

Consolidated Condensed Balance Sheets
(Unaudited)

	August 30, 2014	March 1, 2014
Assets
Current assets	$261,055	$242,792
Net property, plant and equipment	195,250	193,946
Other assets	122,632	128,619
Total assets	$578,937	$565,357
Liabilities and shareholders' equity
Current liabilities	$137,221	$136,834
Long-term debt	21,446	20,659
Other liabilities	53,980	55,234
Shareholders' equity	366,290	352,630
Total liabilities and shareholders' equity	$578,937	$565,357

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	August 30, 2014	August 31, 2014

Net earnings	$22,892	$10,280
Depreciation and amortization	13,743	13,175
Stock-based compensation	2,582	2,306
Other, net	(1,268)	(1,992)
Changes in operating assets and liabilities	(21,329)	(11,507)
Net cash provided by operating activities	16,620	12,262
Capital expenditures	(13,267)	(8,236)
Proceeds on sale of property	201	458
Acquisition of business, net of cash acquired	—	(2,155)
Net sales of restricted investments	1,584	19,856
Net sales of marketable securities	4,914	11,179
Investments in life insurance	(628)	—
Net cash (used in) provided by investing activities	(7,196)	21,102
Proceeds from issuance of debt	790	—
Payments on debt	(25)	(10,029)
Shares withheld for taxes, net of stock issued to employees	(3,707)	(1,361)
Repurchase and retirement of common stock	(6,894)	—
Dividends paid	(5,976)	(5,277)
Other, net	2,127	1,550
Net cash used in financing activities	(13,685)	(15,117)
(Decrease) increase in cash and cash equivalents	(4,261)	18,247
Effect of exchange rates on cash	444	(373)
Cash and cash equivalents at beginning of year	28,465	37,767
Cash and cash equivalents at end of period	$24,648	$55,641

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com